Exhibit 99.1
Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com
Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com
FOR IMMEDIATE RELEASE:
WD ANNOUNCES Q4 REVENUE OF $2.4 BILLION AND
NET INCOME OF $265 MILLION, OR $1.13 PER SHARE
Full-Year Revenue Totals $9.8 Billion, Up 32 Percent,
Net Income of $5.93 Per Share, Up 185 Percent
LAKE FOREST, Calif. — Jul. 21, 2010 — Western Digital Corp. (NYSE: WDC) today reported financial results for its fiscal year 2010 and fourth quarter ended July 2, 2010.
     For the quarter, revenue totaled $2.4 billion, hard drive unit shipments were 49.7 million and net income was $265 million, or $1.13 per share. The quarterly results included $27 million of expense related to litigation settlements. In the year-ago quarter, the company posted revenue of $1.9 billion, shipped 40.0 million hard drives, and reported net income and earnings per share of $196 million and $0.86, respectively. This included $5 million of income from the resolution of restructuring accruals and an $18 million gain on the sale of the company’s substrate manufacturing facility in Sarawak, Malaysia.
     The company generated $363 million in cash from operations during the June quarter, ending with total cash and cash equivalents of $2.7 billion. As previously announced, the company

WD Announces Q4 Revenue of $2.4 Billion and
Net Income of $265 Million, or $1.13 Per Share

completed the acquisition of the magnetic media sputtering operations of Hoya Corporation during the June quarter for $233 million in cash.
     For fiscal year 2010, the company posted revenue of $9.8 billion and net income of $1.4 billion, or $5.93 per share, compared to revenue of $7.5 billion and net income of $470 million, or $2.08 per share, for the prior year. The 2010 net income included the $27 million of expense in the fiscal fourth quarter related to litigation settlements. The 2009 net income included a $14 million in-process research and development charge related to the acquisition of SiliconSystems, Inc., $112 million of restructuring charges with related tax benefits of $4 million, and an $18 million gain on the sale of the company’s substrate manufacturing facility.
     In fiscal year 2010, WD grew revenue 32 percent and increased its operating income by 194 percent year-on-year.
     “Despite softer than anticipated June quarter demand, fiscal year 2010 was another year of significant growth and profitability for Western Digital,” said John Coyne, president and chief executive officer. “The long-term demand for low-cost, high-volume storage driven by the proliferation of data and content-hungry consumer and commercial devices remains strong. With our focus on customer needs, quality, low cost, and high asset efficiency in the highest growth markets, we believe WD is well positioned to continue to generate growth on a sustained and profitable basis.”

WD Announces Q4 Revenue of $2.4 Billion and
Net Income of $265 Million, or $1.13 Per Share

     The investment community conference call to discuss these results will be broadcast live over the Internet today at 2 p.m. Pacific/5 p.m. Eastern. The call will be accessible live and on an archived basis via the link below:

Audio Webcast:	www.westerndigital.com/investor
Click on “Conference Calls”

Telephone Replay:	866-393-2012 (toll free)
+1-203-369-0457 (international)
About WD
     WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company designs and produces reliable, high-performance hard drives and solid state drives that keep users’ data accessible and secure from loss. Its advanced technologies are configured into applications for client and enterprise computing, embedded systems and consumer electronics, as well as its own consumer storage and media products.
     WD was founded in 1970. The company’s storage products are marketed to leading OEMs, systems manufacturers, selected resellers and retailers under the Western Digital® and WD brand names. Visit the Investor section of the company’s Web site (www.westerndigital.com) to access a variety of financial and investor information.
     This press release contains forward-looking statements concerning demand for digital storage and WD’s growth and profitability. The foregoing forward-looking statements are based on WD’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including:

WD Announces Q4 Revenue of $2.4 Billion and
Net Income of $265 Million, or $1.13 Per Share

the impact of recent uncertainty and volatility in global economic conditions; supply and demand conditions in the hard drive industry; actions by competitors; unexpected advances in competing technologies; uncertainties related to the development and introduction of products based on new technologies and expansion into new data storage markets; business conditions and growth in the various hard drive markets; pricing trends and fluctuations in average selling prices; changes in the availability and cost of commodity materials and specialized product components that WD does not make internally; and other risks and uncertainties listed in WD’s recent Form 10-Q filed with the SEC on Apr. 30, 2010, to which your attention is directed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and WD undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
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Western Digital, WD, and the WD logo are registered trademarks of Western Digital Technologies, Inc. All other trademarks mentioned herein belong to their respective owners.

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions; unaudited)

	Jul. 2,	Jul. 3,
	2010(1)	2009
ASSETS
Current assets:
Cash and cash equivalents	$2,734	$1,794
Accounts receivable, net	1,256	926
Inventories	560	376
Other	170	134

Total current assets	4,720	3,230
Property and equipment, net	2,159	1,584
Goodwill	146	139
Other intangible assets, net	88	89
Other assets	215	249

Total assets	$7,328	$5,291

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,507	$1,101
Accrued expenses	281	247
Accrued warranty	129	95
Current portion of long-term debt	106	82

Total current liabilities	2,023	1,525
Long-term debt	294	400
Other liabilities	302	174

Total liabilities	2,619	2,099
Shareholders’ equity	4,709	3,192

Total liabilities and shareholders’ equity	$7,328	$5,291

(1)	Includes the purchase price allocation of the company’s acquisition of Hoya’s magnetic media sputtering operations based on preliminary estimates of fair value and therefore may be adjusted when finalized.

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Years Ended
	Jul. 2,	Jul. 3,	Jul. 2,	Jul. 3,
	2010	2009	2010	2009
Revenue, net	$2,382	$1,928	$9,850	$7,453
Cost of revenue	1,847	1,558	7,449	6,116

Gross margin	535	370	2,401	1,337

Operating expenses:
Research and development	154	132	611	509
Selling, general and administrative	88	52	265	201
Acquired in-process research and development	—	—	—	14
Restructuring and other, net	—	(23)	—	94

Total operating expenses	242	161	876	818

Operating income	293	209	1,525	519
Net interest and other	(1)	(2)	(5)	(18)

Income before income taxes	292	207	1,520	501
Income tax provision	27	11	138	31

Net income	$265	$196	$1,382	$470

Income per common share:

Basic	$1.15	$0.88	$6.06	$2.12

Diluted	$1.13	$0.86	$5.93	$2.08

Common shares used in computing per share amounts:

Basic	230	223	228	222

Diluted	235	227	233	226

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended		Years Ended
	Jul. 2,	Jul. 3,	Jul. 2,	Jul. 3,
	2010	2009	2010	2009
Cash flows from operating activities
Net income	$265	$196	$1,382	$470
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	134	122	510	479
Stock-based compensation	17	13	60	47
Deferred income taxes	29	31	27	24
Loss on investments	—	—	—	10
Non-cash portion of restructuring and other, net	—	(18)	—	63
Acquired in-process research and development	—	—	—	14
Changes in operating assets and liabilities	(82)	5	(37)	198

Net cash provided by operating activities	363	349	1,942	1,305

Cash flows from investing activities
Purchases of property and equipment	(185)	(111)	(737)	(519)
Proceeds from sale of property and equipment	—	29	—	29
Acquisitions, net of cash acquired	(253)	(19)	(253)	(63)
Sales and maturities of investments	—	1	4	2

Net cash used in investing activities	(438)	(100)	(986)	(551)

Cash flows from financing activities
Issuance of stock under employee stock plans, net	24	14	62	23
Increase (decrease) in excess tax benefits from employee stock plans	(16)	(28)	4	(24)
Repurchases of common stock	—	—	—	(36)
Repayment of long-term debt	(25)	(20)	(82)	(27)

Net cash used in financing activities	(17)	(34)	(16)	(64)

Net change in cash and cash equivalents	(92)	215	940	690
Cash and cash equivalents, beginning of period	2,826	1,579	1,794	1,104

Cash and cash equivalents, end of period	$2,734	$1,794	$2,734	$1,794